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                                                                   Exhibit 99.1

SARD VERBINNEN & CO                                                    NEWS

FOR IMMEDIATE RELEASE         Contact:  George Sard/Anna Cordasco/Paul Caminiti
---------------------                   Sard Verbinnen & Co.
                                        212/687-8080


          LIGGETT GROUP TO DISCUSS TERMS OF POTENTIAL DEBT RESTRUCTURING

           -------------------------------------------------------------

         MIAMI, FL, JUNE 11, 1997 -- Liggett Group Inc., a wholly-owned subsidiary of Brooke Group Ltd. (NYSE: BGL), announced today that it has scheduled a meeting for this morning with certain of its Noteholders to preliminarily discuss a potential restructuring of Liggett's public debt.

         Liggett's proposal contemplates an extension of the maturities of its Senior Secured Notes to February 2004 and would permit the Company to pay in kind, commencing with the August 1997 interest payment, $19.4 million of interest on the Company's Notes. The interest deferral and additional outside financing would be used to construct a new Russian cigarette factory by the Company's affiliate, Liggett-Ducat Ltd. The exchange securities will not be registered under the Securities Act of 1933, as amended, but would be offered on a private placement basis only to eligible holders.

         As of March 31, 1997, Liggett had $144,900,000 of 11.50% Series B Senior Secured Notes due 1999 and Variable Rate (19.75%) Series C Senior Secured Notes due 1999 outstanding. The Notes require a mandatory redemption payment of $37,500,000 on February 1, 1998 and a payment at maturity on February 1, 1999 of $107,400,000. As previously disclosed, based on the Company's net loss for 1996 and anticipated 1997 operating results, the Company does not anticipate it will be able to generate sufficient cash from operations to make such payments.

     Liggett Group Inc. is the fifth largest manufacturer of cigarettes in the United States in terms of unit sales. Through its investment in Liggett-Ducat Ltd., the Company is also engaged in the manufacture and sale of cigarettes in Russia.

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